Exhibit 10.1

PYTHIA EXPERIENCES, LLC

2075 Inglewood Drive

Charlottesville, VA 22901

January 9, 2024

BRAVO MULTINATIONAL INCORPORATED

2020 General Booth Blvd., Suite 230

Virginia Beach, VA 23454

Attn: Kayla Slick, COO

Re: Joint Venture Transaction

Dear Kayloa:

This binding letter of intent (“Letter”) is intended to evidence a legally binding agreement with respect to a joint venture between Pythia Experiences, LLC, a Virginia limited liability company (“PEX”) and Bravo Multinational Incorporated, a Wyoming corporation (“BRVO”; and together with PEX, the “Parties”) to form a new limited liability company (“Newco”) under the laws of Nevada, or such other type of entity or jurisdiction of formation as is agreed by the Parties after taking into account such tax, accounting, operational, and other considerations as they deem relevant. PEX has a controlling interest in Vidgo, Inc., a Delaware corporation (“Vidgo”), which operates as a Multichannel Video Programming Distributor providing live and on-demand streaming video content. BRVO is developing a streaming service to offer ad-supported live and on-demand video content to consumers (the “BRVO Business”). The purpose of Newco is to combine certain technology and other assets and services from PEX and BRVO to provide Newco’s customers with a platform for streaming live and on-demand video and other media and to source advertising to accompany such platform and other platforms affiliated with the Parties (the “Business”). The formation of Newco, contributions to Newco, and other related matters described in this Letter are referred to herein collectively as the “Transaction.” Each Party acknowledges and agrees, except as explicitly provided in this Letter, that the other Party, and their respective affiliates, intends to continue to operate their business, including the BRVO Business, following the consummation of the Transaction and that a Party has no right, title, or interest in the businesses of the other Party or its affiliates solely by virtue of this Letter or the consummation of the Transaction except as explicitly provided in this Letter. The parties have agreed to use their best efforts to negotiate a complete and definitive agreement which will supersede this Letter. However, the failure to achieve a more complete agreement will not limit the enforceability of the agreement reflected in this Letter.

1. Initial Contributions.

(a) At the closing of the Transaction (“Closing”), or as otherwise provided herein, each Party will contribute to Newco (each, a “Contribution”) the following assets, and any other assets agreed upon by the parties (collectively, the “Assets”), to be used in the Business, free and clear of all security interests, liens, claims, and encumbrances:

(i) PEX will contribute all of its right, title, and interest in the equity it holds Vidgo; and

(ii) BRVO will contribute:

(A) Certain technology owned by BRVO related to the Business, as agreed to by the Parties; and

(B) Services in the form of sourcing advertising commitments for the Business.

(iii) PEX and BRVO will work together to secure financing for Newco with aggregate proceeds of $30,000,000, on terms mutually agreeable to the Parties, to be delivered follows:

(A) At least $4,750,000 on January 31, 2024;

(B) At least an additional $15,000,000 on or prior to April 30, 2024; and

(C) The remainder on or prior to June 30, 2024.

(b) In consideration for its Contribution, each of the Parties will receive membership interests in Newco (each an “Interest,” collectively, the “Interests”) with the following rights:

(i) PEX will be issued Interests that entitle PEX to 50% of the profits and 51% of the voting power of Newco; and

(ii)  BRVO will be issued Interests that entitle BRVO to 50% of the profits and 49% of the voting power of Newco.

(iii) Both PEX’s Interests and BRVO’s Interests may be subject to dilution if the funding and the advertising commitments secured for the Business do not meet certain threshholds reasonably agreed to by the Parties.

(c) Each Party agrees to enter into a contribution agreement (“Contribution Agreement”) and any such necessary transfer or conveyance documents, and take any such other actions as may be reasonably necessary, in order to effect the Contributions provided for herein.

2. Management.

(a) The business and affairs of Newco shall be managed by a board of managers (the “Board”) consisting of five (5) members (each, a “Manager”), of which two (2) Managers will be designated by BRVO and the other three (3) Managers will be designated by PEX. Each member shall have the exclusive right to, at any time, remove and replace the Manager(s) appointed by it, with or without cause, as well as to fill vacancies caused by reason of the death, removal, or resignation of its designated Manager(s). The Board will act by majority vote of the Managers present at a duly constituted meeting at which a quorum is present; provided that the Definitive Agreements shall require the affirmative vote of at least one (1) of the Managers appointed by BRVO in order to do any of the following:

(i) Amend, modify, or waive any material provisions of Newco’s organizational or constituent documents;

(ii) Make any material change to the Business or authorize entry by Newco into any business other than the Business;

(iii) Authorize the issuance of additional membership interests or admit additional Members to Newco;

(iv) Enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) of any assets and/or equity interests, other than in the ordinary course of business consistent with past practice;

(v) Enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of stock or sale of assets) of all or substantially all of Newco's assets;

(vi) Establish a subsidiary or enter into any joint venture or similar business arrangement;

(vii) Dissolve, wind-up, or liquidate Newco or initiate a bankruptcy proceeding.

(b) All Managers shall be entitled to customary indemnification from Newco.

2. Officers. The day-to-day operations of Newco will be managed by such officers as are determined by the Board from time to time. The Board may authorize any officer to appoint additional officers of Newco and to determine their duties and responsibilities.

3. Additional Contributions. The Parties will not be obligated to make further contributions or provide any cash advances or credit facilities to Newco unless the Parties agree.

4. Distributions. It will be the objective of Newco to distribute to the Members at least annually, pro rata in accordance with their percentage profits interests, all funds that are not reasonably necessary or desirable to fund its current operations or future capital requirements, subject to the requirements of applicable law and appropriate reserves determined by the Board; provided, however, that, to the extent distributable cash is available, Newco will make tax distributions, based on an agreed upon assumed rate, in such amounts as are required to enable the members to pay U.S. federal, state, and local income taxes on their respective share of Newco’s earnings.

5. Restrictive Covenants. The members of Newco, together with their affiliates, will agree to non-competition covenants with Newco regarding the Business and non-solicitation covenants with respect to the employees and customers of Newco on such terms as are agreed upon by the Parties.

6. Transfer Restrictions. Except for transfers to affiliates (“Permitted Transfers”), no member will have the right to sell, assign, or otherwise transfer its Interest without the prior written approval of the other members.

7. Financial and Other Reporting. Newco will provide the Members with such periodic accounting, financial, and tax reporting information as either member may reasonably require, as further described in the Definitive Agreements.

8. Tax Matters. Newco will be treated as a partnership for tax purposes.

9. Assumption of Debt. As an inducement for PEX to enter into the Transaction, at Closing BRVO will issue a convertible note for one million four hundred thousand dollars ($1,400,000). Such note shall be convertible into shares of BRVO common stock to at a price equal to the closing price of BRVO stock on January 4, 2024.

10. Business Plan. The Parties will work together to prepare a mutually acceptable business plan for the Business (as such may be revised from time to time with the approval of the Members, the “Business Plan”).

11. Conditions to Closing. The Closing of the proposed Transaction will be subject to each Party’s satisfactory completion of due diligence.

12. Termination. This Letter will be in effect from such time as it is executed by both Parties (the “Effective Date”) until the earliest of (a) execution of Definitive Agreements by the Parties; or (b) January 30, 2024, if the Conditions to Closing provided for in Section 10 have not been satisfied prior to such date (a “Termination”), whereupon this Letter shall automatically terminate and be of no further force and effect; provided, however, that notwithstanding the foregoing, (i) Section 5, Section 6, Section 7, Section 8, and Section 9 shall survive and remain in effect following such Termination and (ii) in no event will a Termination affect any rights of a Party with respect to any breach of the provisions of this Letter (as defined below) prior to such Termination.

13. Governing Law; Waiver of Jury Trial. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF VIRGINIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE COMMONWEALTH OF VIRGINIA. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LETTER OR THE DEFINITIVE AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS LETTER, THE DEFINITIVE AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14. Confidentiality. Neither Party, nor any of their respective representatives or agents, shall disclose to any third party any confidential or proprietary information about the business activities or assets of the other Party or the Transaction, except as required by applicable law. A Party may disclose such confidential or proprietary information as necessary for it to obtain financing for this acquisition, but only if the person receiving the information executes an agreement legally enforceable to keep such information confidential.

15. No Third Party Beneficiaries . Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter.

16. Expenses . Each of the Parties will pay its own costs and expenses incurred in connection with the Transaction (including the fees and expenses of any of its investment bankers or other advisors), except that any third party costs or expenses incurred in connection with valuing the Assets or developing the Business Plan will be shared equally by the Parties].

17. Binding Agreement . As indicated above, this Letter of Intent is intended to be a legally binding agreement, enforceable in accordance with its terms as set forth in this Letter.

18.Miscellaneous. This Letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Letter have been inserted for reference only and shall not be deemed to be a part of this Letter. Except as otherwise indicated, section references herein refer to sections of this Letter. This Letter may be amended or modified only by a writing executed by both Parties.

If you are in agreement with the terms set forth above, please sign this Letter in the space provided below and return an executed copy to Andrea Jacobs; provided, however, that this Letter shall be of no force and effect if it has not been executed by both Parties on or before January 5, 2024.

[SIGNATURE PAGE FOLLOWS]

Very truly yours, PYTHIA EXPERIENCES, LLC
By: /s/ Andrea Jacobs Name: Andrea Jacobs Title: Founder
Agreed to and accepted this 9th day of January, 2024: BRAVO MULTINATIONAL INCORPORATED
By: /s/ Kayla Slick Name:Kyala Slick Title:COO/Director